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                                                                   Exhibit 10.10

November 24, 2003

CONFIDENTIAL

Daniel Jackson
[Home address]

Re: Termination of Employment with Cotelligent, Inc. and its Affiliates
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Dear Dan:

This letter ("Letter Agreement") is intended to confirm the arrangements regarding the termination of your employment relationship with Cotelligent Inc. (the "Company") and its affiliates, as follows:

1. Termination Date. Your employment with the Company was terminated as of August 15, 2003 (the "Termination Date"). You acknowledge that you have been paid for all salary and unused vacation earned by you up to and including the Termination Date.

2. Severance Benefits. Pursuant to the Amended and Restated Employment Agreement between you and the Company, dated January 25, 2000, as amended by the Compensation Committee on October 2, 2002 (the "Employment Agreement"), the Company will provide you with the separation benefits described below:

     (a) Severance Pay. Subject to paragraph 4 below, you will receive a lump-sum severance payment equal to $1,132,950.24 ("Severance Pay") as soon as practicable following the Termination Date.

     (b) COBRA. In the event you elect continuation coverage under COBRA as described in paragraph 6 below, the Company will reimburse you for the COBRA premiums you pay for continuation of your group health insurance coverage for a period of up to 18 months.

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     (c)  Stock Options. Any stock options that have been granted to you under the Company's stock option plans that are not vested as of the Termination Date will become accelerated and vested as of the Termination Date.

3.   Additional Payments and Benefits.

     (a) Cash Payment. The Company agrees to pay you an additional amount of $500,000, payable upon or as soon as practicable following the Company's receipt of your written confirmation that you have not revoked the your acceptance of this Letter Agreement within the Revocation Period set forth in paragraph 7(c) below.

     (b) Option Extension. The Company agrees to extend the exercisability of your stock options until 12:01 AM November 15, 2005, subject to earlier termination pursuant to the applicable plan document. You agree that the following accurately represents all of your stock options:

Grant Date   Number of Shares   Exercise Price
----------   ----------------   --------------
9/21/01               250,000   $         0.25

     (c) Conditions. Your right to receive, and if already made or provided, to retain, the payments and benefits set forth in paragraphs 3(a) and (b) are conditional upon: (i) your acceptance of the terms of this Letter Agreement within the forty-five (45) day period set forth at the end of this Letter Agreement and your nonrevocation of such within the Revocation Period set forth in paragraph 7(c) of this Letter Agreement, (ii) your continued compliance with the provisions of paragraph 3 of the Employment Agreement, and (iii) you making yourself available to the Company until August 15, 2004 to provide consulting services or otherwise provide assistance to the Company, provided that in no event shall you be required to provide services or other assistance that would require a time commitment in excess of 10 hours in any calendar month.

4. Repayment of Loans to the Company. The amount of your after-tax Severance Pay as provided for in paragraph 2(a) will be reduced by a total of $618,303, representing the unpaid balance of the relocation advance received to you by the Company in 1996 as well as the unpaid principal and interest of 5 additional loans made to you by the Company in 1999 (three dated August 11, 1999, one dated September 30, 1999 and one dated November 23, 1999) to cover margin calls on your brokerage account.

5. LSPP. The Company reduced the principal and accrued interest on your note to the Company dated October 1, 1999 (the "Note") used in connection with the purchase of 736,842 shares of the Company's common stock (the "LSPP Shares") under the Company's 1999 Leveraged Stock Purchase Plan (the "LSPP") to $184,210.50 (the market value of the LSPP Shares on the Termination Date), effective as of the

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     Termination Date, with interest accruing on such amount after the
     Termination Date at the rate set forth in the Note. The Note became payable on October 15, 2003, 60 days following the Termination Date. In accordance with the terms of the Note and related Pledge Agreement, the Company has, on October 15, 2003, in satisfaction of the Note, perfected its security interest in the LSPP Shares by taking possession of and legal title to such shares.

6. Cessation of all other Compensation and Benefits. You have ceased to actively participate in all Company benefit plans and programs as of the Termination Date. Your vested account under the Company's 401(k) plan will be distributed to you in accordance with the terms of the plan. Specific information will be provided to you about your rights to elect continuation coverage under COBRA and/or any applicable state statutes for the Company's group health insurance plan. As noted in paragraph 2(b) above, the Company will pay for your COBRA premiums for the entire 18 month period, provided that you sign, without revocation this Letter Agreement within the applicable time periods as described herein. Thereafter, under California law, you are entitled to continue coverage under the group health insurance plan for an additional 18 months, for a total of 36 months, at your own expense. This additional coverage will end if you do not make monthly premium payments or, it can end earlier if so provided by the statute.

7.   Release.

     (a) For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you hereby irrevocably and unconditionally remise, release, waive and forever discharge the Company and Releasees (as defined below) with respect to any and all claims, demands, liabilities, actions, causes of action, suits, debts, charges, complaints, obligations, promises, agreements, controversies, damages and expenses (including attorneys' fees and costs actually incurred) arising out of facts which occurred prior to the execution of this Letter Agreement (other than those relating to the enforcement of the terms of this Letter Agreement), including but not limited to any claims arising from or in connection with your status as a stockholder or your employment relationship with the Company or the severance of that relationship, including but not limited to claims for breach of contract, fraud or misrepresentation, and claims arising from any alleged violation of any federal, state, or local statutes, ordinances or common law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, the Worker Readjustment and Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974 the Americans with Disabilities Act, the California Fair Employment and Housing Act, and the California Labor Code. Attached as Exhibit A to this Letter Agreement is the requisite notice under the ADEA. For purposes of this Letter Agreement, the term "the Company and Releasees" includes the Company, its direct or indirect subsidiaries, insurers, direct or indirect corporate parents, affiliates, its and

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          their past, present and future predecessors, successors and assigns, and its and their current, former and future officers, directors, employees, representatives, agents, and attorneys, in their official and/or individual capacities, jointly and individually.

     (b) For the purposes of implementing a full and complete release and discharge of claims, you expressly acknowledge that this Letter Agreement is intended to include in its effect, without limitations, all the claims described in the preceding paragraphs, whether known or unknown, suspected or unsuspected, and that this Letter Agreement contemplates the extinction of all such claims, including claims for attorney's fees. You expressly waive any right to assert after the execution of this Letter Agreement that any such claim, demand, obligation, or cause of action has, through ignorance or oversight, been omitted from the scope of the Letter Agreement. You expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of California which provides as follows:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     (c) You may revoke your acceptance of this offer within seven (7) days after the date on which you sign this letter (the "Revocation Period"). To be effective, your revocation must be in writing, signed and dated no later than seven days from the date on which you signed and dated your acceptance of this offer, and your written revocation must be received by the Company by close of business on the seventh day after the date on which you signed and dated the acceptance of this offer. This Letter Agreement will not be effective or enforceable unless and until the Revocation Period has expired without your having exercised your right of revocation.

     (d) This release in this paragraph 7 will not apply with respect to your participation as a class member in any class action or derivative action against the Company where you are not a named defendant. You agree that you shall in no way initiate or encourage the initiation of the filing of any action referred to in the preceding sentence.

8. Employment Agreement. You acknowledge that your Employment Agreement shall be of no further force and effect; provided, however, that as provided in paragraph 5 thereof, the provisions of paragraph 3 (Restrictive Covenants (reduced to a period of 1 year following the Termination Date per paragraph 5(d) thereof)), 6 (Return of Company Property), 7 (Inventions), 8 (Trade Secrets), 9 (Indemnification) and 10 (No Prior Agreements) shall remain in effect in accordance with their terms.

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9.   Entire Agreement. Except as expressly provided in paragraph 8 above, you acknowledge that this Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, including, but not limited to the Letter Agreement dated September 30, 2003 provided to you by the Company, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.

10. Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law and to the extent such obligations cannot be satisfied through withholding, you agree to pay the Company the amount necessary to satisfy such obligations.

11. Notices. Any notice required or permitted to be given under this Letter Agreement shall be in writing and given by hand delivery or by certified or registered United States mail, postage prepaid, and shall be effective on the date delivered by hand or mailed, in the case of the Company, to its usual business address from time to time, and in your case, to your most recent home address as shown on the records of the Company.

12. Severability. If any provision of this Letter Agreement is declared or determined by any court to be illegal or invalid, validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Letter Agreement.

13. Miscellaneous; Choice of Law. This Letter Agreement may be executed in several counterparts, each or which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Letter Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, except for those terms of your Employment Agreement which continue beyond the Termination Date, and there are no written or oral terms or representations made by either party other than those contained herein and therein. This Letter Agreement cannot be modified, altered or amended except by a writing signed by all the parties. No waiver by either party of any provision or condition of this Letter Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any provision or condition at the same or any prior or subsequent time. This Letter Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

14.  Acknowledgement.

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     (a)  You acknowledge that you are fully aware of your right to discuss any and all aspects of this matter with an attorney of your choice, that the Company has advised you of that right, that you have carefully read and fully understand all of the provisions of this Letter Agreement and that you are voluntarily entering into this Letter Agreement.

     (b) By signing this Letter Agreement, you acknowledge and agree that: (1) you are fully aware of your right to discuss any and all aspects of this matter with an attorney of your choice, and that the Company has advised you of that right; (2) entered into this Letter Agreement knowingly and voluntarily; (3) you have carefully read and understand, the entire Letter Agreement (including the information in Attachment
          A); and (4) the Company has provided you with information in writing (see Attachment A) about: (i) the class, unit or group covered by the offer of an opportunity to enter into an agreement and release in exchange for severance benefits; (ii) the eligibility factors for the offer of an opportunity to enter into an agreement and release in exchange for severance payments; (iii) any time limits applicable to the offer of an opportunity to enter into an agreement and release in exchange for severance benefits; (iv) the job titles and ages of all individuals who are eligible for the opportunity to enter into an agreement and release in exchange for severance benefits; and (v) the job titles and ages of all individuals who are not eligible for the opportunity to enter into an agreement and release in exchange for severance benefits.

Please indicate your acceptance to the terms of this Letter Agreement by returning a signed and dated copy no later than 46 days from the date you received it.

Sincerely,

COTELLIGENT, INC.

        /s/ Janet Shelton
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By:

ACCEPTED AND AGREED:


Signed: /s/ Daniel Jackson
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       Daniel Jackson

Date:  November 25, 2003
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